**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

July 30, 2009

          HOMETOWN BANCORP, INC. ANNOUNCES SECOND QUARTER 2009 EARNINGS


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $62,000, for the three months ended June 30, 2009 as compared to $202,000 for the same period in 2008. The primary reason for the decrease in earnings for the quarter ended June 30, 2009 was an increase in the FDIC deposit insurance base assessment and the FDIC Special Assessment, an increase in Company's provision for loan losses, increases in non-interest expenses relating to salary and employee benefits and a decrease in net interest income, partially offset by an increase in mortgage banking income as a result of increased originations of residential mortgage loans sold into the secondary market.

     Earnings for the six months ended June 30, 2009 were $255,000 as compared to $359,000 for the same period in 2008. The primary reason for the decrease in earnings for the six months ended June 30, 2009 was an increase in the Company's provision for loan losses, an increase in the FDIC deposit insurance base assessment and the FDIC Special Assessment, and an increase in non-interest expenses relating to salary and employee benefits, partially offset by an increase in mortgage banking income as a result of increased originations of residential mortgage loans sold into the secondary market and an increase in net interest income.

     Net interest income decreased by $34,000 or 2.2% to $1.5 million for the three months ended June 30, 2009 compared to the prior year period. The primary reason for the decrease in net interest income during the quarter ended June 30, 2009, was the decline in the yield of interest-earning assets of 78 basis points to 5.82%, partially offset by a decrease in the cost of interest-bearing liabilities of 42 basis points to 1.88%. The interest rate spread decreased by 36 basis points to 3.94% for the three months ended June 30, 2009 from 4.30% for the three months ended June 30, 2008. The net interest margin decreased by 52 basis points to 4.33% for the three month period ended June 30, 2009 as compared to the three months ended June 30, 2008.

     Net interest income increased by $84,000 or 2.8% to $3.1 million for the six months ended June 30, 2009 compared to the prior year period. The primary reason for the increase in net interest income was the decrease in the cost of interest-bearing liabilities of 71 basis points to 1.97%, offset by a decrease in the yield of interest-earning assets of 79 basis points to 5.90%. The interest rate spread decreased by 8 basis points to 3.93% for the six months ended June 30, 2009 from 4.01% for the six months ended June 30, 2008. The net interest margin decreased 33 basis points to 4.35% between the comparable six month periods ended June 30, 2009 and 2008.

     The provision for loan losses for the quarter ended June 30, 2009 was $158,000, an increase of $84,000 as compared to the provision for loan losses for the quarter ended June 30, 2008. The provision for loan losses for the six months ended June 30, 2009 was $318,000, an increase of $218,000 as compared to the provision for the prior year period. As a result, the allowance for loan losses totaled $1.6 million at June 30, 2009, or 1.16% of total loans, as compared to $1.3 million, or 0.97% of total loans as of December 31, 2008. The increase in the provision for loan losses during the quarter ended and the six months ended June 30, 2009 was partially the result of management's increase in the specific allowance of $111,000 for a residential subdivision in the Bank's market area, and management's consideration for continued economic weakness during 2009 necessitating a higher level of allowance.

     Non-interest income was $610,000 for the quarter ended June 30, 2009 compared to $460,000 for the quarter ended June 30, 2008. The primary reason for the increase in non-interest income for the quarter ended June 30, 2009, was mortgage banking income, net, which increased by $221,000. This was a result of gains on the sale of mortgage loans due to increased volume of loans sold and unfunded loans committed to be sold, as refinance activity grew in the current low mortgage interest rate environment. This gain was offset by a decrease in other non-interest income of $70,000 primarily due to $81,000 reported in the June 30, 2008 quarter for a settlement of a litigation matter.

     Non-interest income was $1.2 million for the six months ended June 30, 2009 compared to $843,000 for the six months ended June 30, 2008. The primary reason for the increase in non-interest income for the six months ended June 30, 2009, was mortgage banking income, net, which increased by $394,000. This gain was a result of gains on the sale of mortgage loans due to increased volume of loans sold and unfunded loans committed to be sold, as refinance activity grew in the current low mortgage interest rate environment. This was offset by decreases in banking fees and service charges of $19,000 as a result of customer preference for service charge free accounts and the competitive banking environment for core deposits and a decrease in other non-interest income of $58,000 primarily due to $81,000 reported in the June 30, 2008 quarter for a settlement of a litigation matter.

     Non-interest expense increased by $251,000 to $1.9 million for the quarter ended June 30, 2009, compared to $1.6 million for the quarter ended June 30, 2008. Non-interest expense increased primarily due to the FDIC deposit insurance premiums increase of $178,000 due to an increase in the base assessment and the FDIC Special Assessment. In addition, salary and employee benefits increases of approximately $67,000 were offset by decreases in advertising and marketing expense of $27,000 and professional fees of $32,000 in the second quarter of 2009 compared to the second quarter of 2008.

     Non-interest expense increased by $345,000 to $3.5 million for the six months ended June 30, 2009, compared to $3.2 million for the same period ended June 30, 2008. Non-interest expense increased primarily due to the FDIC deposit insurance premiums increase of $188,000 due to an increase in the base assessment and the FDIC Special Assessment, and salary and employee benefits increases of approximately $131,000. Occupancy and equipment expense increased by $25,000 and was offset by decreases in advertising and marketing expense of $58,000 and professional fees of $23,000 in the first six months of 2009 compared to the prior year period.

     Total assets grew $2.3 million, or 1.5%, to $152.6 million at June 30, 2009 from $150.4 million at December 31, 2008, due primarily to an increase of cash and cash equivalents and foreclosed assets which was offset in part by a reduction in loans. Cash and cash equivalents increased by $3.5 million, while securities decreased by $138,000 in 2009. Loans, net, decreased $2.2 million, or 1.6%, from $138.0 million at December 31, 2008 to $135.8 million at June 30, 2009. The primary reasons for the loan decline during 2009 were decreases of $2.8 million in residential mortgages, $658,000 in construction loans, offset by increases of $531,000 in land loans, $348,000 in commercial mortgage loans and $646,000 in commercial business loans.

     Nonperforming loans totaled $4.4 million, or 3.2% of total loans at June 30, 2009 compared to $5.0 million, or 3.6% of total loans at December 31, 2008. The $4.4 million in nonperforming loans at June 30, 2009 were comprised of $1.7 million in one-to four-family residential loans, $1.1 million of loans extended to a residential subdivision, three loans to builders for construction of unsold homes totaling $1.1 million and $529,000 of commercial real estate loans.

     Foreclosed assets totaled $949,000 at June 30, 2009 compared to none at December 31, 2008. Foreclosed assets consisted of two residential properties, one residential building lot and one commercial office building.

     Total deposits were $131.3 million at June 30, 2009 compared to $124.7 million at December 31, 2008, an increase of approximately $6.6 million or 5.3%. The increase was in savings accounts which increased by $2.7 million, certificates of deposit which increased by $2.3 million and non-interest checking which increased by $2.4 million, offset by a decrease in money market accounts of $802,000.

     Total borrowings were zero at June 30, 2009 compared to $4.4 million at December 31, 2008. The borrowings were paid off by the deposit growth during the first six months of 2009.

     Total stockholders' equity increased $196,000 from $18.8 million at December 31, 2008 to $19.0 million at June 30, 2009. Equity increased primarily due to earnings of $255,000 for the six months ended June 30, 2009, partially offset by dividend payments of $47,000 and common stock repurchases of $27,000 during 2009.

     On July 17, 2009, the Board of Directors announced a cash dividend of $0.02 per share of Hometown Bancorp, Inc. common stock. The dividend will be payable to stockholders of record as of July 31, 2009, and is expected to be paid on August 14, 2009. Hometown Bancorp MHC which holds approximately 56.3% of the Company's total outstanding shares will waive receipt of the dividend on its shares.

     Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

     This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.


---------------------------------------------------------------------------------------------
                                                         June 30,               December 31,
(Dollars in thousands)                                     2009                     2008
---------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets                                              $152,620                  $150,369
Investment securities                                        2,373                     2,511
Loans receivable, net                                      135,818                   137,974
Deposits                                                   131,336                   124,739
Borrowings                                                       -                     4,375
Total stockholders' equity                                  18,990                    18,794

Capital Ratios:
Average equity to average assets                             12.56  %                  13.49  %
Equity to total assets at the end of the period              12.44                     12.50

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         1.16  %                   0.97  %
Allowance for loan losses as a percent of
nonperforming loans                                          36.23                     27.10
Net charge-offs to average outstanding loans
during the period (annualized)                                0.10                      0.01
Nonperforming loans as a percent of total loans               3.20                      3.57
Nonperforming assets as a percent of total assets             3.50                      3.31



----------------------------------------------------------------------------------------------------------------------------
                                                        Three Months Ended June 30,              Six Months Ended June 30,
(Dollars in thousands)                                   2009                 2008                2009               2008
----------------------------------------------------------------------------------------------------------------------------
Operating Data:
Interest income                                        $ 2,077              $ 2,149             $ 4,223             $ 4,331

Interest expense                                           530                  568               1,111               1,303
                                                    ------------------------------------------------------------------------
Net interest income                                      1,547                1,581               3,112               3,028

Provision for loan losses                                  158                   74                 318                 100
                                                    ------------------------------------------------------------------------
Net interest income after provision for loan
losses                                                   1,389                1,507               2,794               2,928

Noninterest income                                         610                  460               1,161                 843

Noninterest expenses                                     1,897                1,646               3,538               3,193
                                                    ------------------------------------------------------------------------
Income before taxes                                        102                  321                 417                 578

Income tax expense                                          40                  119                 162                 219
                                                    ------------------------------------------------------------------------
Net income                                             $    62              $   202             $   255             $   359
----------------------------------------------------------------------------------------------------------------------------

Earnings Per Common Share:
Basic and diluted                                       $ 0.03               $ 0.09              $ 0.11              $ 0.16
Weighted average shares outstanding                      2,244                2,293               2,246               2,292

Performance Ratios (1):
Return on average assets                                  0.16  %              0.59  %             0.34  %             0.53   %
Return on average equity                                  1.30                 4.30                2.68                3.83
Interest rate spread (2)                                  3.94                 4.30                3.93                4.01
Net interest margin (3)                                   4.33                 4.85                4.35                4.68
Noninterest income to average assets                      1.60                 1.35                1.53                1.26
Noninterest expense to average assets                     4.98                 4.84                4.66                4.75
Efficiency ratio (4)                                     87.95                80.65               82.80               82.49
Average interest-earning assets to average              126.91               132.17              126.66
   interest-bearing liabilities                                                                                      133.15

Dividends declared per share                            $ 0.02                    -              $ 0.02                   -
Book value per share                                                                              $8.16              $ 7.92

(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets. (4) Represents noninterest expense divided by the sum of net interest income and noninterest income.
